Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 20, 2003, is entered into by and between SigmaTel, Inc., a Texas corporation (the “Company” or the “Employer”), and Ross A. Goolsby (the “Employee”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Employee’s employment with the Company commenced on September 10, 2001, and the Company desires to retain the services of Employee as Associate General Counsel of the Company; and

WHEREAS, in order to induce Employee to remain employed with the Company as Chief Financial Officer, the Parties desire to enter into this Agreement to set forth the terms and conditions of Employee’s continued employment by Employer and to address certain matters related to Employee’s continued employment with Employer;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Duties and Responsibilities. Employer agrees to continue to employ Employee, and Employee agrees to continue in the position of Chief Financial Officer of Employee. Employee shall perform the duties, services and functions relating to such employment or otherwise reasonably incident to such employment, and such responsibilities, duties, services and functions as may be determined by the President of the Corporation (the “President) and/or Board of Directors of the Company (the “Board”). Employee may be reassigned or transferred to another management position, as designated by the President and/or Board in accordance with the terms and conditions of this Agreement. Employee agrees to abide by all by-laws, policies, practices, procedures, or rules of the Company. Notwithstanding the foregoing sentence, nothing in this Section 1 will prevent the Employee from engaging in activities that do not materially interfere with the Employee’s duties and responsibilities for the Company at that time or with his personal investments or community affairs.

2. Term. The term of this Agreement shall commence on May 20, 2003 (the “Effective Date”) and shall continue for a period of three (3) years thereafter. Notwithstanding the preceding sentence, Employee’s employment with the Company pursuant to this Agreement may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, Employee may terminate Employee’s employment with the Company at any time, with or without cause and with or without notice. The period from the Effective Date to the termination of Employee’s employment with the Company is defined as the “Employment Term.”

3. Location. During the Employment Term, Employee shall serve the Company with his principal place of employment at the Company’s offices in Austin, Texas.

4. Compensation and Employee Benefits. Upon the terms and subject to the conditions herein, the Company will compensate Employee for his employment during the Employment Term as follows:

A. Salary. The Company will pay Employee an initial monthly Base Salary of $12,937.50 per month ($155,250 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures (the “Salary”), subject to periodic (but not less often than annual) review and increase by the President and/or the Board, from time to time.

B. Bonuses. Employee shall have the opportunity to earn a quarterly Bonus based upon the achievement of objectives determined by the Board. The quarterly Bonus shall be paid in April, July, October, and January, with the payment of each quarter’s Bonus subject to approval by the compensation committee of the Board. Employee’s initial quarterly Bonus shall up to $11,644 per quarter. After calendar year 2003, Employee’s Bonus opportunity will be subject to increase annually, with the level of Employee’s Bonus opportunity for a given calendar year to be determined by the Board in January. In every case, the Bonus shall be subject to such withholdings or other deductions as may be required by applicable law.

C. Incentive, Savings and Retirement Plans. The Company will permit the Employee to participate in other incentive, savings and retirement plans, as adopted from time to time by the Board, that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other executives of the Company and are approved by the Board.

D. Benefits. Employee shall have the right, on the same basis as other executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, in effect from time to time.

E. Expenses. Subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time that are approved by the Board, the Employee is authorized to incur, and the Company will reimburse the Employee for, reasonable out-of-pocket expenses in the course of performing his duties under this Agreement including, without limitation, reasonable business meals, entertainment, travel, and cellular phone expenses.

F. Vacation and Holidays. The Company will provide to the Employee paid vacation in accordance with the plans, policies, programs and practices of the Company, that are approved by the Board, providing not less than three (3) weeks (15 business days) vacation per year, and all legal holidays during which times Employee’s applicable compensation shall be paid in full. Paid vacation days which are unused in any calendar year shall accrue to the next calendar year, or Employee may elect to receive additional compensation for any vacation days unused in any calendar year.

G. Fringe Benefits. The Company will furnish to Employee those fringe benefits, if any, offered generally to senior executives of the Company including, by way of example only, office space, computers and associated software, and reserved parking spaces that are approved by the Board.

5. Confidential Information.

As consideration for continued employment and to aid and assist Employee in carrying out his duties, Employer agrees to provide to Employee non-public and Confidential Information (as hereinafter defined) about Employer, which in the reasonable judgment of Employer would assist Employee in the performance of his duties. For the purposes of this Agreement, the term “Confidential Information” shall mean information of any nature, in any form, and from any source which at the time or times concerned is not generally known or available to the public or to persons engaged in business similar to that conducted or contemplated by the Employer, and includes, without limitation, customer lists or information relating to clients or customers, trade secrets, processes, inventions, discoveries, developments, modifications, improvements, ideas, know-how, techniques, designs, data, programs, processes, formulae, code and all other work products, marketing or pricing strategies, marketing efforts, internal cost and profit information, information related to Employer personnel and other confidential and non-public information relating to the Employer, its employees, affiliates, clients, and customers. Employee agrees that he will not, either during the Employment Term or for a one (1) year period time thereafter, divulge or appropriate for his own use or the use of others or disclose to any unauthorized person, firm or corporation any Confidential Information, and Employee confirms that such information constitutes the exclusive property of Employer.

6. Change in Control.

A. For purposes of this Agreement, “Change in Control” shall mean: (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

B. In the event of a Change in Control of the Company, the Company may assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving person or entity; provided that such surviving person or transferee entity shall assume in writing all of the obligations of the Company hereunder; and provided further that whether or not such person or entity so assumes those obligations, the Employee’s rights hereunder will continue as provided by contract or law.

7. Termination of Employment.

A. For Due Cause.

(i) If the Company has Due Cause (as hereinafter defined) to terminate the Employee’s employment, the Company will be entitled to terminate the Employee’s employment at any time by delivering written notice of that termination to the Employee, in which event (a) that termination will be effective immediately on the date specified in that notice, (b) the Company will only be obligated to pay to the Employee his Salary accrued and unpaid to the date of that termination; and (c) all the rights and benefits the Employee may have under the employee benefit, vacation, bonus and/or incentive plans and programs of the Company, that shall have been approved or adopted by the Board, if any, will be determined in accordance with the terms and conditions of those plans and programs;

(ii) “Due Cause” means:

(a) the Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company, intending to enrich himself at the expense of the Company;

(b) the Employee has been convicted of a felony involving the Employee’s intentionally engaging in conduct that is demonstrably materially injurious to the Company, and has exhausted all opportunities for appeal of such conviction;

(c) the Employee, in carrying out his duties hereunder, has been guilty of gross neglect or willful misconduct;

(d) the Employee has materially breached this Agreement by repeatedly failing to follow the reasonable instructions of the President of the Corporation and/or the Board of Directors of the Corporation in the performance of Employee’s duties hereunder and has failed to remedy that breach within fifteen (15) days after receipt of written notice from the Company that the breach has occurred.

B. General Power. The Company may terminate the Employee’s employment at any time by providing written notice of that termination to the Employee, in which event:

(i) the Company will pay to Employee his Salary and any Bonus accrued and unpaid to the date his employment terminates;

(ii) the Company will pay to Employee his Salary at the rate in effect on the date of his employment termination, less applicable withholding, for the longer of (i) four (4) months following his termination, or (ii) six (6) weeks of Salary for each year or partial year (up to a maximum of five (5) years) of Employee’s employment with the Company (both the Company and the Employee acknowledge that Employee’s employment with the Company commenced on September 10, 2001);

(iii) the Company will pay premiums for Employee’s COBRA coverage, for the longer of (i) six (6) months following his termination, or (ii) six (6) weeks of COBRA premium payments for each year or partial year of Employee’s employment with the Company;

(iv) the Company will pay to Employee 100% of the quarterly Bonus targeted for Employee as described in Section 4.B above for the next calendar quarter year following the date on which the termination occurs;

(v) all the rights and benefits Employee may have under the employee benefit, vacation, and/or incentive plans and programs, if any, of the Company, will be administered in accordance with the terms and conditions of those plans and programs;

(vi) if the termination is in connection with a Change in Control or occurs after the consummation of a Change in Control, then on the effective date of the termination, the vesting and/or exercisability schedules under any then outstanding stock option agreements, restricted stock purchase agreement, or other equity compensation agreement between the Company and Employee shall automatically accelerate by a twenty-four month (24) period, so that all stock options, restricted shares of stock, and/or other equity compensation issued to Employee which would have otherwise, if not for this Section 7.B(vii), been scheduled to vest or be exercisable over the twenty four (24) month period immediately following the date of termination shall instead automatically vest or become exercisable effective immediately prior to the date of termination. Without limitation of the foregoing provisions of this Section 7.B(vii), this Section 7.B(vii) applies to the vesting and/or exercisability schedule of (1) the “Incentive Stock Option Agreement” entered into between the Company and Employee effective September 18, 2001, (2) the “Incentive Stock Option Agreement” entered into between the Company and Employee effective March 18, 2003, and (3) the “Stock Option Agreement” entered into between the Company and the Employee effective March 18, 2003.

Those benefits under subsection (i) - (vii) of this Section 7B together are referred to as the “Severance Benefits.” If Employee dies following termination under this Section 7B, but before the full payment of all Severance Benefits due under this Agreement, the remaining Severance Benefits will be paid to the estate of Employee.

C. Employee Termination Rights.

(i) General Power. The Employee may voluntarily terminate his employment with the Company at any time by providing prior written notice to the Company, in which event the Company will pay to the Employee his Salary and all other benefits and compensation accrued and unpaid to the date of termination of his employment.

(ii) Contractual Grounds. Nothing in this Agreement prevents Employee from terminating his employment with the Company at any time by delivery of written notice of that termination to the Company. However, if Employee terminates his employment with the Company, Employee will only be entitled to Severance Benefits under this Section 7.C if Employee has Contractual Grounds (as defined hereinafter) to terminate his employment. If the Employee has Contractual Grounds (as defined hereinafter) to terminate his employment, the Employee will be entitled to terminate his employment at any time by delivering written notice of that termination to the Company;

(iii) “Contractual Grounds” means:

(a) the Company reassigns Employee to a position either (1) involving a material reduction in the nature, character or responsibility of his position or (2) with a lower Salary than his prior position; or

(b) the Company assigns Employee to a position that requires Employee to relocate his residence away from the Austin, Texas area.

Upon any termination under this Section 7C, Company shall pay Employee those Severance Benefits described in Section 7B. If Employee dies following termination under this Section 7C, but before full payment of all Severance Benefits under this Agreement, the remaining Severance Benefits will be paid to the estate of Employee.

D. Due to Death. If the Employee dies, the Employee’s employment shall terminate on the date of death, in which event:

(iii) the estate of the Employee shall be entitled to all of Employee’s rights under this Agreement; and

(iv) all other rights and benefits the Employee (or his estate) may have under the employee benefit, vacation, bonus and/or incentive plans and programs of the Company that shall have been approved or adopted by the Board, if any, shall be determined in accordance with the terms and conditions of those plans and programs but which, in any event, will continue in effect for benefit of the immediate family of Employee for a minimum period of two (2) months from date of death (unless a longer period is mandated by any state or federal law).

8. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

A. If to the Company: to the principal business office of the Company.

B. If to the Employee: to the home address of the Employee as specified in the Company’s records.

9. Governing Law and Forum. The Parties consent that this Agreement shall be governed by and construed in accordance with the substantive laws (other than the rules governing conflicts of laws) of the State of Texas.

10. Additional Instruments. The Employee and the Company shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

11. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

12. Headings. The headings of sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

14. Separability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

15. Non-assignment by Employee. The obligations of the Employee under this Agreement are personal to him, and no such obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise contemplated hereby.

16. Effect of Agreement. Subject to the provisions of Sections 6 and 15 with respect to assignments, this Agreement shall be binding upon the Employee and his heirs, executors, administrators and legal representatives and upon the Company and its legal representatives, successors and permitted assigns, except as otherwise contemplated hereby.

17. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

18. Waiver of Breach. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.

19. Word Usage. Words used in the masculine shall apply to the feminine where applicable.

(Signature Page Follows)

IN WITNESS WHEREOF, the Employee and the Company have executed this Employment Agreement as of the Effective Date.

SIGMATEL, INC.		ROSS A. GOOLSBY

By:	/s/ Ronald P. Edgerton	/s/ Ross A. Goolsby
	Ronald P. Edgerton, President	Ross A. Goolsby